Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:          Ituran Location and Control Ltd

Re:          Ituran de Argentina S.A.

 We have issued our report dated January 28, 2019, with respect to the consolidated financial statements and internal control over financial reporting for Ituran de Argentina S. A. included in the Annual Report of Ituran Location and Control Ltd. on Form 20-F for the year ended December 31, 2018. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement on Form F-3 No. 333-222289.

Gustavo Chesta
Estudio Urien & Asociados
Buenos Aires, Argentina, April 30, 2019